December 23, 2010

BY EMAIL
Mr. John C.C. Fan, President and Chief Executive Officer
Kopin Corporation
200 John Hancock Road
Taunton, Massachusetts 02780

Attention:	Mr. John C.C. Fan, President and Chief Executive Officer
Mr. Richard Snider, Treasurer and Chief Financial Officer

Dear Sirs,

Reference is made to a letter agreement between Kopin Corporation (“Kopin”) and Vuzix Corporation (“Vuzix) dated December 21, 2009 (the “Letter Agreement”).  Pursuant to the Letter Agreement, the parties agreed that, among other things, $746,000 (the “Deferred Portion”) of the amount then due Kopin from Vuzix would be deferred until January 15, 2011, at which time the Deferred Amount, together with interest accrued at the rate of ten percent (10%) per annum, would be payable in full.

Vuzix is entering into certain financing arrangements (the “New Financing”) with Lampe Conway ( by their LC CAPITAL MASTER FUND LTD fund) to provide a $4,000,000 term loan.  It is a condition of the closing of such financing arrangements that payment of the Deferred Portion be further deferred.

Kopin believes that it is in its best interest that the New Financing be closed.  Therefore, in order to enable Vuzix to close the New Financing, the parties agree that the Letter Agreement shall be, and it hereby is, amended as follows:

1.	The effective date of this amendment (the “Effective Date”) shall be the closing date of the New Financing (the “Closing Date”).

2.	The date of January 15, 2011 in the second and third paragraphs of the Letter Agreement shall be substituted with January 15, 2013.

3.	The interest rate in the third paragraph of the Letter Agreement on the Deferred Portion shall be increased to twelve (12%) per annum commencing on January 16, 2011.

4.	The Deferred Portion and all accrued interest thereon shall be as follows:

a.	Interest shall accrue at the increased rate from and after January 16, 2011 and shall be paid monthly as part of the blended payment in 4(b) below.
b.
The Deferred Portion, together with interest accrued of $79,709.59 through to its original due date of January 15, 2011, totaling $825,709.59 in principal and interest, shall be paid in twenty five (25) equal monthly installments of  Thirty Seven Thousand One Hundred and Eight Dollars and Forty Four Cents ($37,108.44) beginning on January 15, 2011.

5.
As additional compensation, on the Effective Date, Vuzix Corporation will issue to Kopin warrants (the “Warrants”) to purchase 1,651,419 common shares of Vuzix at an exercise price equal to US$0.09965 per share.  The Warrants shall be exercisable until January 15, 2013. The final terms and conditions of the Warrants are subject to the approval of the Toronto Venture Stock Exchange.

6.
Kopin herein agrees to execute and enter into a Intercreditor Agreement with The Private Bank of the Peninsula Bank and Lampe Conway simultaneous with the closing of the New Financing, the form of which is substantially represented in Appendix A herein.

7.
The fourth paragraph of the Letter Agreement is amended by replacing the amount “US$2.0M” in each place in which it appears with the amount of “US$10.0 million” and by replacing the words “apply not less than 50% of the proceeds from the Qualified Offering in excess of US$2.0M to the prepayment of the Deferred Portion” with the words “apply not less than 50% of the proceeds from the Qualified Offering in excess of US$10.0 million to the payment of amounts due all parties (including Kopin) who have entered Intercreditor Agreements with the Lenders, pro rata to the amounts due them.”.

8.	Except as herein provided, the Letter Agreement shall otherwise remain in full force and effect.

Please acknowledge your agreement to the foregoing by signing a copy of this letter in the spaces provided below and returning it to the undersigned.

Yours truly,

VUZIX CORPORATION

By:	/s/ Paul Travers
Name: Paul Travers
Title: President & CEO

Confirmed and Agreed to as of the date first above written.

KOPIN CORPORATION

By:	/s/ Richard Snyder
Name: Richard Snyder
Title: CFO